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                                                                   Exhibit 10.2


                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 1st day of January 1999 by and between Donald Metchick (the "Executive") and Access Health Alternatives, Inc., a Florida corporation (the "Employer").

                                    RECITALS

         A. The Executive is an integral part of the development and operation of the Employer and is an important member of the management of the Employer.

         B. The Employer wishes to ensure the continued relationship between the Employer and the Executive and to recognize the contributions of the Executive to the continued growth of the Employer.

         C. The Executive wishes to be employed by the Employer and the Employer wishes to employ the Executive, all on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows.

         1. EMPLOYMENT. The Employer hereby employs the Executive as the Executive Vice President in charge of Access Health Assurance Plans, Inc., a wholly owned subsidiary of the Employer, with such duties and responsibilities as shall be customarily assumed by such officer, and such additional duties and responsibilities as may be reasonably assigned from time to time by the Board of Directors of the Employer.

         2. TERM. The initial term of this Agreement shall be for three (3) years from the effective date hereof, and shall be renewed, upon 90 (ninety) days written notice, for additional one-year terms unless terminated in



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accordance with the termination provisions set forth elsewhere herein. The terms of any renewal period shall be no less favorable to the Executive than the terms of the immediately preceding year of employment, unless otherwise agreed by the Executive prior to the commencement of such renewal term. That period of time commencing with the Effective Date and ending with the Termination Date (as hereinafter defined) shall be known as the "Term."

         3. NATURE OF EMPLOYMENT. The employment of the Executive hereunder shall be considered full-time in nature. Nothing set forth herein, however, shall preclude the Executive from accepting any employment with any other company or entity under Common Control (as hereinafter defined) with the Employer; provided, however, that the Board of Directors of the Employer shall be satisfied that such other employment does not represent a conflict of interest with the interests of the Employer and that such other employment does not impair the Executive's ability to faithfully and effectively execute his responsibilities to the Employer.

         4. COMPENSATION. In consideration for his employment hereunder, the Executive shall receive the following compensation:

                  a. BASE SALARY. During the Term hereof, the Executive shall receive an annual base salary of $100,000. The Base Salary shall be paid no less frequently than monthly and otherwise in accordance with the Employer's general payroll policy.

                  b. BONUS. During the Term hereof, and to the extent funds are legally available therefor, the Executive shall receive a bonus (the "Bonus") equal to 2% of the Employer's annual net profits after taxes, which bonus shall be paid to the Executive within 30 days following the Employer's receipt of the audited financial statements for the fiscal year in questions. The Bonus shall be subject to the following annual maximums:

                           Year one:        $100,000
                           Year two:        $150,000
                           Year three:      $200,000





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                  Nothing set forth herein shall prevent the Board of Directors from authorizing the payment of bonus compensation to the Executive in addition to the foregoing Bonus.

                  c. STOCK BONUS. Upon the effective date of this Agreement, the Employer shall issue in the name of the Executive 300,000 restricted shares of the Employer's common stock, which shares shall have been issued under an exemption from registration under the Securities Act of 1933, as amended, and which shares shall be subject to substantial restrictions on transferability. The Executive shall be deemed to have earned, and shall receive, 100,000 of theses shares upon commencement of the Term; certificates evidencing the remaining shares shall be held in escrow by legal counsel for the Employer, to be released to the Executive in equal amounts on each of the first and second anniversaries of the effective date of this Agreement, provided the Executive remains in the employment of the Employer at such times. Until the escrowed shares are released from escrow, the Executive shall not be entitled to vote, dispose of, encumber or otherwise exercise any rights or incidents of ownership pertaining to the escrowed shares.

         5. BENEFITS. In addition to the foregoing compensation, during the Term hereof the Executive shall be entitled to the following benefits.

                  a. EXPENSES. As soon as it is able to obtain corporate credit, the Employer shall provide the Executive with a corporate credit card. Any single expense in excess of $1,000 (not including travel or travel-related expenses) shall be approved in advance by at least one other executive officer of the Employer. Any expenses reasonably incurred in connection with the Executive's performance of his duties hereunder shall be promptly reimbursed upon presentation of receipts therefore.




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                  b. HOUSING AND TRAVEL.  Must be pre-approved

                  c. MEDICAL. The Executive, and his eligible dependents, if any, shall receive the same medical, dental and other health benefits that the Employer may provide during the Term hereof, from time to time, to the other members of senior management.

                  d. VACATION. The Executive shall be entitled to two weeks per year of paid vacation time, which time shall not accrue from year to year and for which no additional compensation will be paid if not taken.

                  e. STOCK OPTION, PROFIT SHARING, PENSION, RETIREMENT AND OTHER PLANS. The Executive shall be entitled to participate in any stock option, profit sharing, pension, retirement or other plans as may be implemented from time to time by the Board of Directors of the Employer.

                  f. DIRECTORS' AND OFFICERS' INSURANCE. The Employer agrees that as promptly following its first profitable month of operation as possible, it will use its best efforts to acquire directors' and officers' insurance, it being agreed and understood that this is an essential factor in the Executive's agreement to serve as an officer of the Employer.

         6. DEATH; PERMANENT DISABILITY. Upon the death of the Executive during the term of this Agreement, the Term shall terminate. If, during the Term, the Executive fails, because of illness or other incapacity, to perform the services required to be performed by him hereunder for any period of more than 120 days during any calendar year (provided that up to the first four weeks of any such inability shall be treated as vacation time and vacation time, if not previously taken, shall be exhausted before the above 120-day period commences to run) (any such illness or incapacity being hereinafter referred to as "Permanent Disability"), then the Employer, in its discretion, may at any time thereafter either (a) give the Executive a Consulting Officer's Notice (as hereinafter defined), except that in these circumstances the payment of Base




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Salary due after the effective date of such Consulting Officer's Notice shall be reduced on a dollar-for-dollar basis by the amount of all disability insurance payments actually received by the Executive by reason of such Permanent Disability, or (b) terminate the Term upon not less than 30 days' written notice thereof to the Executive, and the Term shall terminate and come to an end upon the date set forth in said notice as if said date were the termination date of the Term; provided, however, that no such termination shall be effective if prior to the date when such notice is given, the Executive's illness or incapacity shall be terminated and he shall be physically and mentally able to perform the services required hereunder and shall have taken up and be performing such duties.

         If the Executive's employment shall be terminated by reason of his death or Permanent Disability, the Executive or his estate, as the case may be, shall be entitled to receive (i) any earned and unpaid salary accrued through the date of termination; (ii) a pro rata portion of any annual bonus that the Executive otherwise would have been entitled to receive pursuant to any bonus plan or arrangement for senior executives of the Employer, such pro rata portion to be payable at the time such annual bonus otherwise would have been payable to the Executive; (iii) a lump sum payment on the effective date of termination for Permanent Disability or within 60 days after the Executive's death (payment in such case being payable to the Executive's estate) equal to 12 months' Base Salary at the rate in effect immediately prior to such termination of employment; and (iv) subject to the terms thereof, any benefits that may be due to the Executive on the date of termination under the provisions of any employee benefit plan, program or policy.

         7. TERMINATION FOR CAUSE. The Employer may at any time during the term of this Agreement, by written notice, terminate the Term for cause, the cause to be specified in the notice. For purposes of this Agreement, "cause" and "for cause" shall mean (i) any intentional breach of the Executive's fiduciary duty to the Employer that is intended to cause, and actually causes, injury to the Employer's business or business relationships; (ii) the Executive's material





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breach under this Agreement; (iii) the Executive's gross negligence in the performance of his duties that materially adversely affects the Employer; and
(iv) conviction of a felony during the Term; provided, however, that (A) the Employer shall give the Executive notice of any circumstances described in (i),
(ii) or (iii), above, which notice shall describe such circumstances in reasonable detail, and (B) no "cause" for termination shall be deemed to exist if the Executive shall remedy or cure the relevant circumstances within 10 days from his receipt of such notice. Termination for cause under clause (i), (ii) or (iii) shall be effective on the second business day after receipt by the Executive of a further written notice from the Employer, following expiration of the 10-day cure period as aforesaid; provided the Executive has not previously cured the event of cause; and termination for cause under (iv) above shall be effective immediately upon receipt by the Executive of written notice of termination. The Executive shall be entitled to receive upon termination for cause (i) any earned and unpaid salary accrued through the date of termination; and (ii) subject to the terms thereof, any benefits that may be due to the Executive on such date under the provisions of any employee benefit plan, program or policy.

         In the event the Executive is indicted for a felony, then the Employer may give him a Consulting Officer's Notice and deposit all compensation accruing thereafter into an interest-bearing escrow account with a mutually acceptable escrow agent (or failing such agreement, under control of two escrow agents, one appointed by the Employer and the other by the Executive). In the event that the ensuing criminal proceedings are resolved without a felony conviction as provided in (iv) above, then the Executive shall be entitled to all compensation so deposited into escrow and all accrued interest thereon, and the escrow agent(s) shall promptly pay the same to him. If the criminal proceedings result in a felony conviction (based upon a plea bargain or otherwise) as described in (iv) above, then the Executive shall forfeit all compensation placed into escrow and shall be deemed to have been terminated for cause as of the date of the Consulting Officer's Notice given to him.





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         8. TERMINATION; CHANGE OF CONTROL.

                  (a) The Employer shall have the right to terminate the Term upon at least 15 days' prior written notice to the Executive other than for cause, provided that upon the effective date of such termination not for cause (and as a condition precedent thereto) the Employer shall deliver to the Executive full payment of the Parachute Payment as hereinafter defined. The Employer also shall have the right, exercisable without terminating the term of this Agreement by giving a notice of this election to the Executive (a "Consulting Officer's Notice") to request that the Executive no longer serve as an officer and director of the Employer and perform only occasional consulting duties for the balance of the Term. After the Executive receives a Consulting Officer's Notice: (i) he shall resign from all offices and as a director and officer of the Employer; (ii) the Employer may employ another person to assume a substantial portion of the Executive's duties; (iii) the Executive shall perform only those consulting duties (which shall not include menial or other duties that are not consistent with the duties of a corporate executive) as the Employer may request; (iv) all payments of Base Salary, COLA increases and other economic and benefit provisions of this Agreement and the vesting of all restricted stock and stock options as provided for in any employee benefit plan shall continue and remain in effect during the balance of the Term; and (v) the giving of the Consulting Officer's Notice and performance of the foregoing provisions of this paragraph shall not, by itself, constitute a breach of this Agreement by the Employer or otherwise entitle the Executive to a Parachute Payment.





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         (b) For purposes hereof, a "Change in Control" shall mean if there is any change in the beneficial ownership or title to voting securities of the Employer (other than pursuant to transfers among present shareholders of the Employer or underwritten public offerings of the Employer's securities) representing more than 30% (approximately 3 million shares) of the combined voting power of the Employer's securities, outstanding on the date of this Agreement, or a party not a shareholder of the Employer on the date hereof acquires the power to elect a majority of the Board of Directors of the Employer. The Executive's sale of Common Stock of the Employer shall not create a change in control or count against the more than 30% stock ownership test. The Executive may terminate the Term by giving notice of such termination to the Employer at any time upon the Employer's material breach hereunder or within 90 days after the Executive acquires actual knowledge, or receives notice from the Employer of a change of control of the Employer.

         9. PARACHUTE PAYMENTS. If the Term is terminated due to (a) the occurrence of a Change of Control of the Employer, as defined herein; or (b) the termination of the Term by the Employer without cause, as described herein; or
(c) the termination by the Executive of his employment with the Employer as a result of the Employer's material breach hereof, then in any such event (an "Event of Termination"), (i) the Employer shall pay to the Executive in a lump sum payment (a "Parachute Payment") on the effective date of the termination of the Term (the "Termination Date") an amount equal to the sum of (A) three times the Executive's annualized includible compensation for the base period, as such may be defined in Section 280(G) of the Internal Revenue Code of 1986, as amended (or the regulations promulgated thereunder) (the "Code") minus one dollar; and (B) such additional sum (the "Additional Sum") as is necessary to indemnify the Executive (on an after-income-and-excise-tax basis) for any excises tax liability the Executive may incur, pursuant to Section 280(G) of the Code (or any




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successor thereto) by reason of all payments, benefits and other consideration in the nature of compensation made to the Executive contingent upon or in connection with an Event of Termination (including any tax on the Additional
Sum), provided that the Employer's maximum liability under this subparagraph
(i)(B) shall be $250,000 as well as full vesting of the Three Hundred Thousand shares described in paragraph 4(c) above/, subject to (x) COLA increases in such amount, and (y) to equitable adjustment to reflect the effect of increases in he marginal federal income tax rates for individuals above 40%; and (ii) the Employer shall maintain in full force and effect, at the Employer's sole expense (pursuant to waiver of COBRA premiums or otherwise) and for the Executive's continued benefit until one year after the Termination Date all life insurance, medical, health and accident, and disability plans and similar arrangements in which the Executive was entitled to participate immediately prior to the Event of Termination. In the event that the Executive's participation in any such plan or program is barred by the plans or programs, the Employer shall arrange to provide the Executive with benefits, at the Employer's sole expense, substantially similar to those to which the Executive is entitled under such plans and programs. The Executive shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section be reduced by any compensation earned by the Executive as the result of employment by another employer after the Termination Date or otherwise; however, the Executive shall have the right (but not the obligation) to voluntarily reduce the consideration payable to him upon a Change in Control, in any manner the Executive may elect by written notice to the Employer.

         10. NON-COMPETITION; SOLICITATION.

                  (a) The Executive agrees that during the Term and for a period of one year (the "Non-Compete Period") after the Executive receives a Parachute Payment or the Employer gives the Executive a notice (a "Covenant




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Exercise Notice") requesting the Executive to perform the Non-Compete Covenant
(as defined below), he shall not, without the written consent of the Employer, directly or indirectly, either individually or as an employee, agent, partner, shareholder, director, consultant, employer, lender of money, guarantor or in any other capacity, participate in, engage in or have a financial interest or management position or other interest in any business, firm, corporation or other entity that competes directly against the Employer in any market in which the Employer, at the time this Non-Compete Covenant is in effect, generates at least $250,000 in gross revenue, nor will he solicit any other person to engage in any of the foregoing activities (the foregoing is referred to herein as the "Non-Compete Covenant"). Participation in the management of any business operation other than in connection with the management of a business operation that is in competition with the Employer shall not be deemed to be a breach of this section, nor shall any activities entered into pursuant to or as contemplated by Section 3 hereof. The foregoing provisions of this section shall not prohibit the passive ownership by the Executive of five percent (5%) or less of any class of capital stock of any public corporation. The Employer shall give a Covenant Exercise Notice, if at all, no later than the effective date of any termination of the Term, and its failure or delay in giving a Covenant Exercise Notice shall constitute its irrevocable election not to enforce the Non-Compete Covenant. In the event the Employer, at its sole election, invokes this provision by giving the Executive a Covenant Exercise Notice as aforesaid, then during such time that the Non-Compete Covenant remains in effect (and as a condition of continued performance of the Non-Compete Covenant by the Executive) the Employer shall continue to pay to the Executive the Base Salary in effect at the end of the Term.

         (b) The Executive will not at any time during his employment with the Employer and for the Non-Compete Period thereafter, solicit (or assist or encourage the solicitation of) any employee of the Employer to work for the





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Executive or for any business, firm, corporation or other entity in which the
Executive, directly or indirectly, participates or engages (or expects to participate or engage) or has (or expects to have) a financial interest or management position if, and so long as, the Non-Compete Covenant is in effect.

         (c) If any of the covenants contained in this section of any part thereof is held by a court of competent jurisdiction to be unenforceable because of the duration of such provision, the activity limited by or the subject of such provision and/or the area covered thereby, then the court making such determination shall construe such restriction so as to thereafter be limited or reduced to be enforceable to the greatest extent permissible by applicable law.

                  In no event shall the Non-Compete Covenant become or remain effective if the Employer fails to make a Parachute Payment or payment of Base Salary as provided for in this Section.

         11. TRADE SECRETS, ETC. The Executive agrees that he shall not, during or after the termination of this Agreement, divulge, furnish or make accessible to any person, firm, corporation or other business entity, any information, trade secrets, technical data or know-how relating to the business, business practices, methods, products, processes, equipment, clients' prices or other confidential or secret aspect of the business of the Employer and/or any subsidiary or affiliate, except as may be required in good faith in the course of his employment with the Employer or by law, without the prior written consent of the Employer, unless such information shall become public knowledge (other than by reason of the Executive's breach of the provisions hereof). Upon termination of the term of this Agreement, the Executive shall return to the Employer all tangible embodiments of any trade secrets of the Employer.





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         12. ACCEPTANCE BY THE EXECUTIVE. The Executive accepts all of the terms and provisions of this Agreement and agrees to perform all of the covenants on his part to be performed hereunder.

         13. EQUITABLE REMEDIES. The Executive acknowledges that he has been employed for his unique talents and that his leaving the employ of the Employer would seriously hamper the business of the Employer and the parties acknowledge that any violation or breach of this Agreement will cause the non-breaching party to suffer irreparable damage. The parties hereby expressly agree that the non-breaching party shall be entitled as a matter of right to injunctive or other equitable relief, in addition to all other remedies permitted by law, to prevent a breach or violation by the other party and to secure enforcement of the provisions of this Agreement. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies which the non-breaching party may have.

         14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and there are no terms other than those contained herein. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto and no discharge of the terms hereof shall be deemed valid unless by full performance of the parties hereto or by a writing signed by the parties hereto. No waiver by any party of any breach by the other party of any provision or condition of this Agreement by it to be performed shall be deemed a waiver of a breach of a similar or dissimilar provision or condition at the same time or any prior or subsequent time.

         15. SEVERABILITY. In case any provision in this Agreement shall be declared invalid, illegal or unenforceable by any court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.





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         16. NOTICES. All notices, requests, demands and other communications provided for by this Agreement ("Notices") shall be in writing and shall be deemed to have been given and to have been effective at the time when hand delivered or delivered by Federal Express or other recognized overnight courier delivery service, such Notices to be addressed to the addresses of the respective parties stated below or to such changed addresses as such parties may fix by Notice given as aforesaid:

                  To the Employer:   Access Health Alternatives, Inc.
                                     2016 Orange Drive
                                     Orlando, Florida 32806

                  To the Executive:  Donald Metchick
                                     2016 South Orange Ave.
                                     Orlando, Florida 32806

provided, however, that any Notice of change of address shall be effective only upon receipt.

         17. SUCCESSORS AND ASSIGNS. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder (except for an assignment or transfer by the Employer to a successor as contemplated by the following proviso); provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon, any successor of the Employer, whether by merger, consolidation, transfer of all or substantially all of the assets of the Employer or otherwise, and upon the Executive, his heirs, executors, administrators and legal representatives.

         18. GOVERNING LAW. This Agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the State of Florida without giving effect to any principles of conflict of laws.





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         19. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

         20. NUMBER AND GENDER. All words in this Agreement refer to whatever number or gender the context requires; if more than one party or person is referred to, their obligations and liabilities shall be joint and several. All of the terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number (singular or plural) or any other gender (masculine, feminine or neuter) as the context or sense of this Agreement, or any section or clause hereof, may require. The locative adverbs "herein," "hereunder," "hereto," "hereinafter" and the like words wherever the same appear herein mean and refer to this Agreement in its entirety and not to any specific paragraph section or subsection hereof unless otherwise expressly designated in context.

         21. FURTHER ASSURANCES. Subsequent to the execution of this Agreement from time to time, as and when reasonably requested by any of the parties, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken all such further or other actions as the requesting party may reasonably deem necessary or desirable to carry out the intent and purpose of this Agreement.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.



                                        ACCESS HEALTH ALTERNATIVES, INC.



                                        By: /s/ Daniel J. Pavlik
                                            -----------------------------------
                                                Daniel J. Pavlik
                                                President



                                        EXECUTIVE:



                                        /s/ Donald Metchick
                                        ---------------------------------------
                                            Donald Metchick






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